UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 22, 2006
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On December 22, 2006, the Compensation Committee of the Board of Directors of PRG-Shultz International, Inc. (the “Company”) established the terms for the 2007 bonus plan in which the Company’s principal executive officer, principal financial officer and its other currently employed named executive officers will participate. The material terms of the 2007 bonus plan are as follows:
•	Bonuses under the 2007 bonus plan are based entirely on the Company achieving certain levels of consolidated adjusted EBITDA established by the Compensation Committee.

•	No bonuses will be paid under the 2007 bonus plan unless the Company achieves a pre-established adjusted EBITDA amount (the “Bonus Threshold”).

•	At the Bonus Threshold, the bonus payout under the plan will be 50% of the target bonus set forth in each participant’s employment agreement.

•	The target bonuses established in each participant’s employment agreement will be paid upon the Company meeting a second pre-established adjusted EBITDA amount that is higher than the Bonus Threshold.

•	Maximum bonuses, as set forth in each participant’s employment agreement, will be paid under the 2007 bonus plan if the Company achieves a third pre-established adjusted EBITDA amount that is higher than the second amount .

•	Bonus payouts under the 2007 plan will be increased pro-rata to the extent that consolidated adjusted EBITDA exceeds the minimum threshold for one bonus tier, but does not meet the minimum threshold for the next higher bonus tier. In no event, however, will plan participants receive a bonus that exceeds the maximum bonus set forth for the participants in their respective employment agreements.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: December 29, 2006